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                                                                    EXHIBIT 99.2

CONTACTS: PHILLIP D. KRAMER                        HARRY N. PEFANIS
          EXECUTIVE VICE PRESIDENT AND CFO         PRESIDENT AND COO
          713/654-1414 OR 800/934-6083             713/646-4242 OR 800/392-3676


FOR IMMEDIATE RELEASE


                  PLAINS ALL AMERICAN PIPELINE, L.P. ANNOUNCES
                       DEFINITIVE AGREEMENT WITH LENDERS


          (Houston - December 2, 1999) Plains All American Pipeline, L.P. (NYSE:PAA) and Plains Resources Inc. (AMEX:PLX), the parent of the general partner of Plains All American, announced today that Plains All American has executed definitive agreements for its previously announced $300 million credit facility. The facility is currently available for the issuance of letters of credit in conjunction with Plains All American's normal business operations. The lenders have also agreed to waive the defaults under certain covenants contained in Plains All American's credit facilities. The defaults and unanticipated credit requirements resulted from the recently announced unauthorized trading losses of approximately $160 million. In addition, the credit facilities were modified to eliminate or mitigate through April 30, 2000, the adverse impact of the losses on Plains All American's financial covenants.

          "We are gratified by the speed with which we were able to move to final documentation" said Greg L. Armstrong, Chairman and CEO of Plains All American's general partner. "Finalizing the terms of this facility represents another positive step in putting this problem behind us."

          Plains All American's revised credit facility provides for aggregate letter of credit availability ranging up to $301 million, with sublimits for cash ranging up to $40 million. In connection with such credit facility, Plains Resources Inc. has agreed to provide debt financing to the Company in the amount of approximately $114 million. A wholly owned subsidiary of Plains Resources is the general partner of the Company and owns approximately 54% of its outstanding limited partnership interests.

          Under the terms of Plains All American's revised credit facility, the consent of the lenders must be obtained for any distribution on the outstanding common units.

          Interest on amounts outstanding under the revised credit facility is LIBOR + 225 basis points. Its terms include monitoring by independent accountants of the Company's letter of credit position for the next 120 days and certain other conditions.

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          In a related development, the tentative agreement of two of Plains
Resource's existing equity holders to purchase up to $50 million of a new series of 10% convertible preferred stock to be issued by Plains Resources has been advanced to an executed commitment letter. Proceeds from this issuance are required to be used to provide working capital for Plains All American and would constitute a portion of the $114 million in debt financing which Plains Resources has agreed to provide to the partnership. The letter agreement requires that at least $25 million of the commitment be drawn prior to December 31, 1999. The balance of the commitment expires January 10, 2000. The preferred issuance will carry a 10% coupon, is convertible into Plains Resources' common stock by the holder at any time at a conversion rate of $12.25 per common share and is redeemable at the option of Plains Resources at declining premiums beginning in 2005.

          Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, demand for various grades of crude oil and resulting changes in pricing conditions, availability of third party production volumes for transportation and marketing, regulatory changes, the availability of acquisition opportunities on terms favorable to Plains All American, the availability to Plains All American of credit on satisfactory terms, and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil discussed in Plains All American's filings with the Securities and Exchange Commission.

          Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, terminalling and storage, as well as crude oil gathering and marketing activities, primarily in California, Texas, Oklahoma, Louisiana and the Gulf of Mexico. Plains All American Inc., a wholly owned subsidiary of Plains Resources Inc., holds an effective 54% interest in Plains All American and serves as its general partner. Plains All American's common units are traded on the New York Stock Exchange under the symbol "PAA". Plains Resources Inc.'s common shares are traded on the American Stock Exchange under the symbol "PLX". Plains All American is headquartered in Houston, Texas.


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